

          EXHIBIT 11. - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                       1997                         1996                            1995
                                                   ------------                 ------------                    ------------

Class A common shares outstanding
 (stated value $.0292)                             $ 67,032,000                 $ 67,032,000                    $ 67,032,000

Class B common shares outstanding
 (stated value $70)                                       3,070                        3,070                           3,070
 Conversion of Class B shares to shares
 (One share of Class B for 2,400 shares of Class A)   7,368,000                    7,368,000                       7,368,000
                                                   ------------                 ------------                    ------------
Total                                                74,400,000                   74,400,000                      74,400,000
                                                   ============                 ============                    ============

Net income                                         $118,581,190                 $105,132,359                    $ 93,550,797
                                                   ============                 ============                    ============

Per-share amount                                        $1.59                        $1.41                           $1.26
                                                        =====                        =====                           =====


Note: At the Annual Meeting of the Company's shareholders held on May 1, 1996, the number of authorized shares of the Company's Class A Common Stock was increased pursuant to a vote of the shareholders and a three-for-one stock split was effected. The amounts included for 1995 have been restated to reflect this transaction.

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